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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Members
Antero Resources LLC:

        We consent to the use of our report dated March 15, 2013, with respect to the consolidated balance sheets of Antero Resources LLC and subsidiaries as of December 31, 2011 and 2012, and the related consolidated statements of operations and comprehensive income (loss), members' equity and cash flows, for each of the years in the three-year period ended December 31, 2012, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Denver, Colorado
March 21, 2013

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm